3Q25 Key Financial Data				3Q25 Financial Highlights

PROFITABILITY METRICS	3Q25	2Q25	3Q24

•Record net revenue of $7,329 million, including an increase of 9.5% in fee revenue
•Net income of $2,001 million, an increase of 16.7% year-over-year
•Diluted earnings per common share of $1.22, compared with $1.03 in the third quarter of 2024, an increase of 18.4% year-over-year
•Return on tangible common equity of 18.6%, increased compared with the third quarter of 2024
•Return on average assets of 1.17%, increased compared with the third quarter of 2024
•Efficiency ratio of 57.2%, improved compared with the third quarter of 2024
•Positive operating leverage of 530 basis points on a year-over-year basis, excluding net securities gains (losses)
•Net interest margin of 2.75%, an increase of 9 basis points on a linked quarter basis
•Noninterest expense relatively stable year-over-year
•Average total loans increase of 1.4% on a year-over-year basis
•CET1 capital ratio of 10.9% at September 30, 2025

Return on average assets (%)	1.17	1.08	1.03
Return on average common equity (%)	13.5	12.9	12.4
Return on tangible common equity (%) (a)	18.6	18.0	17.9
Net interest margin (%)	2.75	2.66	2.74
Efficiency ratio (%) (a)	57.2	59.2	60.2
Tangible efficiency ratio (%) (a)	55.5	57.5	58.2

INCOME STATEMENT (b)	3Q25	2Q25	3Q24
Net interest income (taxable-equivalent basis)	$4,251	$4,080	$4,166
Noninterest income	$3,078	$2,924	$2,698
Noninterest expense	$4,197	$4,181	$4,204
Net income attributable to U.S. Bancorp	$2,001	$1,815	$1,714
Diluted earnings per common share	$1.22	$1.11	$1.03
Dividends declared per common share	$.52	$.50	$.50

BALANCE SHEET (b)	3Q25	2Q25	3Q24
Average total loans	$379,152	$378,529	$374,070
Average total deposits	$511,782	$502,890	$508,757
Net charge-off ratio (%)	.56	.59	.60
Book value per common share (period end)	$36.33	$35.06	$33.34
Tangible book value per common share (period end) (a)	$27.84	$26.52	$24.71
Basel III standardized CET1 (%) (c)	10.9	10.7	10.5

(a) See Non-GAAP Financial Measures reconciliation on page 18 (b) Dollars in millions, except per share data (c) CET1 = Common equity tier 1 capital ratio

CEO Commentary
"In the third quarter, we reported a return on tangible common equity of 18.6% and diluted earnings per common share of $1.22, an increase of 18.4% year-over-year. Our commitment to growth, execution, and greater interconnectedness across the franchise supported delivery of record net revenue of $7.3 billion this quarter. Solid net interest income growth and margin expansion, as well as continued momentum across our fee businesses and prudent expense management supported double-digit net income growth, on both a linked quarter and year-over-year basis. For the quarter, we generated meaningful positive operating leverage, on a year-over-year basis, and made steady progress toward our medium-term financial targets. Asset quality and capital levels remain strong. Our net charge-off ratio improved on both a linked quarter and year-over-year basis, and our CET1 capital ratio improved to 10.9%.

On behalf of all of us at U.S. Bank, I want to extend our deep gratitude to our clients and shareholders for your trust and partnership. This quarter’s strong results reflect the power of our strategy and the dedication of our teams across the franchise. As we look ahead, we remain confident in our ability to deliver sustainable growth, maintain disciplined risk management, and continue creating long-term value for all of our stakeholders.”
— Gunjan Kedia, CEO, U.S. Bancorp

Business and Other Highlights
U.S. Bank Selected to Provide Custody Services for Anchorage Digital Bank
U.S. Bank has been chosen to provide custody services for the reserves backing payment stablecoins issued by Anchorage Digital Bank, the only federally chartered crypto-native bank in the U.S. This partnership leverages U.S. Bank’s extensive global custodian capabilities and highlights the growing alignment between traditional finance and digital assets, following the GENIUS Act’s establishment of strict regulatory standards for stablecoins. The collaboration aims to accelerate the responsible scaling of dollar-backed payment stablecoins, ensuring high standards of safety, transparency, and institutional utility.

Moody’s Revises U.S. Bancorp Outlook from Negative to Stable
Moody's Ratings recently affirmed U.S. Bancorp's ratings, with its senior unsecured debt rated A3, and revised the outlook from negative to stable due to the bank's enduring benefit of its strong diversification, strong balance sheet, and improving profitability. Moody’s said that U.S. Bancorp boasts a solid funding and liquidity base and stable asset quality, while its diversification allows for a higher level of stress resilience compared to most other U.S. banks.
U.S. Bank Launches Embedded Accounts Payable and Payroll Tools for Small Businesses
U.S. Bank continues to build interconnected products to help its 1.4 million small business clients manage their businesses. U.S. Bank bill pay for business, offers a comprehensive accounts payable solution integrated with business checking to provide an all-in-one cash flow management platform. U.S. Bank Payroll, enables owners to manage payroll within their online banking dashboard with time-saving automation and automated tax compliance. Both of these embedded solutions are seamlessly integrated in the U.S. Bank online banking platform to create a one-stop hub where business owners can manage their checking, accounts payable, payroll and more.

Elavon and Woo Expand Payments Partnership to North America
Elavon and WooCommerce are expanding a successful European payments partnership to North America, enabling merchants in the United States and Canada to access Elavon's secure and flexible payment solutions. This move allows micro, small, and medium-sized businesses to scale online more easily and benefit from Elavon's suite of services, including seamless integration and streamlined administration for ecommerce platforms and independent software vendors.

Investor contact: George Andersen, George.Andersen@usbank.com | Media contact: Jeff Shelman, Jeffrey.Shelman@usbank.com

U.S. Bancorp Third Quarter 2025 Results

INCOME STATEMENT HIGHLIGHTS
($ in millions, except per share data)
				Percent Change
	3Q 2025	2Q 2025	3Q 2024	3Q25 vs 2Q25	3Q25 vs 3Q24

Net interest income	$4,222	$4,051	$4,135	4.2	2.1
Taxable-equivalent adjustment	29	29	31	—	(6.5)
Net interest income (taxable-equivalent basis)	4,251	4,080	4,166	4.2	2.0
Noninterest income	3,078	2,924	2,698	5.3	14.1
Total net revenue	7,329	7,004	6,864	4.6	6.8
Noninterest expense	4,197	4,181	4,204.4		(.2)
Income before provision and income taxes	3,132	2,823	2,660	10.9	17.7
Provision for credit losses	571	501	557	14.0	2.5
Income before taxes	2,561	2,322	2,103	10.3	21.8
Income taxes and taxable-equivalent adjustment	553	501	381	10.4	45.1
Net income	2,008	1,821	1,722	10.3	16.6
Net (income) loss attributable to noncontrolling interests	(7)	(6)	(8)	(16.7)	12.5
Net income attributable to U.S. Bancorp	$2,001	$1,815	$1,714	10.2	16.7
Net income applicable to U.S. Bancorp common shareholders	$1,893	$1,733	$1,601	9.2	18.2
Diluted earnings per common share	$1.22	$1.11	$1.03	9.9	18.4

INCOME STATEMENT HIGHLIGHTS
($ in millions, except per share data)				ADJUSTED (a) (b)
	YTD 2025	YTD 2024	Percent Change	YTD 2025	YTD 2024	Percent Change

Net interest income	$12,365	$12,143	1.8	$12,365	$12,143	1.8
Taxable-equivalent adjustment	88	90	(2.2)	88	90	(2.2)
Net interest income (taxable-equivalent basis)	12,453	12,233	1.8	12,453	12,233	1.8
Noninterest income	8,838	8,213	7.6	8,838	8,213	7.6
Total net revenue	21,291	20,446	4.1	21,291	20,446	4.1
Noninterest expense	12,610	12,877	(2.1)	12,610	12,586.2
Income before provision and income taxes	8,681	7,569	14.7	8,681	7,860	10.4
Provision for credit losses	1,609	1,678	(4.1)	1,609	1,678	(4.1)
Income before taxes	7,072	5,891	20.0	7,072	6,182	14.4
Income taxes and taxable-equivalent adjustment	1,527	1,232	23.9	1,527	1,305	17.0
Net income	5,545	4,659	19.0	5,545	4,877	13.7
Net (income) loss attributable to noncontrolling interests	(20)	(23)	13.0	(20)	(23)	13.0
Net income attributable to U.S. Bancorp	$5,525	$4,636	19.2	$5,525	$4,854	13.8
Net income applicable to U.S. Bancorp common shareholders	$5,229	$4,328	20.8	$5,229	$4,545	15.0
Diluted earnings per common share	$3.35	$2.77	20.9	$3.35	$2.91	15.1

(a)2024 excludes $291 million ($218 million net-of-tax) of notable items including: $155 million of merger and integration-related charges and $136 million for the increase in the FDIC special assessment.
(b)See Non-GAAP Financial Measures reconciliation beginning on page 18.

U.S. Bancorp Third Quarter 2025 Results
Net income attributable to U.S. Bancorp was $2,001 million for the third quarter of 2025, $287 million higher than the $1,714 million for the third quarter of 2024 and $186 million higher than the $1,815 million for the second quarter of 2025. Diluted earnings per common share was $1.22 in the third quarter of 2025, compared with $1.03 in the third quarter of 2024 and $1.11 in the second quarter of 2025.

The increase in net income attributable to U.S. Bancorp year-over-year was primarily due to higher total net revenue. Net interest income increased 2.0 percent on a year-over-year taxable-equivalent basis, primarily due to the favorable impact of the change in loan mix, fixed asset repricing and lower rates paid on interest-bearing deposits. The net interest margin of 2.75 percent in the third quarter of 2025 was relatively stable compared with 2.74 percent in the third quarter of 2024. Noninterest income increased 14.1 percent compared with a year ago, driven by higher revenue across most categories. Noninterest expense decreased 0.2 percent primarily due to lower compensation and employee benefits expense, partially offset by higher technology and communications expense and other expense. The provision for credit losses increased $14 million (2.5 percent) compared with the third quarter of 2024, primarily due to loan portfolio growth.

Net income attributable to U.S. Bancorp increased on a linked quarter basis primarily due to an increase in total net revenue, partially offset by a higher provision for credit losses. Net interest income increased 4.2 percent on a linked quarter taxable-equivalent basis, primarily driven by loan mix, fixed asset repricing, and the reinvestment from the second quarter portfolio sales, partially offset by higher interest-bearing deposit balances. The net interest margin increased to 2.75 percent in the third quarter of 2025 from 2.66 percent in the second quarter of 2025, driven by favorable loan mix and fixed rate repricing as well as the impact of the portfolio sales completed in the second quarter of 2025. Noninterest income in the third quarter of 2025 increased 5.3 percent over the second quarter of 2025 primarily due to higher trust and investment management fees, capital markets revenue, mortgage banking revenue and other revenue. Noninterest expense in the third quarter of 2025 increased 0.4 percent over the second quarter of 2025 primarily due to higher marketing and business development expense and technology and communications expense, partially offset by lower compensation and employee benefits expense. The provision for credit losses increased $70 million (14.0 percent) compared with the second quarter of 2025, primarily due to loan portfolio growth compared with a decline in ending loan balances in the second quarter due to loan sales.

U.S. Bancorp Third Quarter 2025 Results

NET INTEREST INCOME
(Taxable-equivalent basis; $ in millions)				Change
	3Q 2025	2Q 2025	3Q 2024	3Q25 vs 2Q25	3Q25 vs 3Q24	YTD 2025	YTD 2024	Change

Components of net interest income
Income on earning assets	$7,956	$7,633	$8,117	$323	$(161)	$23,135	$23,927	$(792)
Expense on interest-bearing liabilities	3,705	3,553	3,951	152	(246)	10,682	11,694	(1,012)
Net interest income	$4,251	$4,080	$4,166	$171	$85	$12,453	$12,233	$220

Average yields and rates paid
Earning assets yield	5.13%	4.99%	5.33%	.14%	(.20)%	5.04%	5.29%	(.25)%
Rate paid on interest-bearing liabilities	2.88	2.80	3.14	.08	(.26)	2.81	3.15	(.34)
Gross interest margin	2.25%	2.19%	2.19%	.06%	.06%	2.23%	2.14%	.09%
Net interest margin	2.75%	2.66%	2.74%	.09%	.01%	2.71%	2.70%	.01%

Average balances
Investment securities (a)	$173,423	$172,841	$166,899	$582	$6,524	$172,489	$165,059	$7,430
Loans held for sale	2,253	4,843	2,757	(2,590)	(504)	2,975	2,381	594
Loans	379,152	378,529	374,070	623	5,082	378,903	373,278	5,625
Interest-bearing deposits with banks	47,822	41,550	50,547	6,272	(2,725)	44,384	51,499	(7,115)
Other earning assets	14,867	15,579	12,907	(712)	1,960	14,972	11,863	3,109
Earning assets	617,517	613,342	607,180	4,175	10,337	613,723	604,080	9,643
Interest-bearing liabilities	510,919	508,918	500,382	2,001	10,537	507,978	496,082	11,896

(a) Excludes unrealized gain (loss)

Net interest income on a taxable-equivalent basis in the third quarter of 2025 was $4,251 million, an increase of $85 million (2.0 percent) over the third quarter of 2024. The increase was primarily due to the favorable impact of the change in loan mix, fixed asset repricing and lower rates paid on interest-bearing deposits. Average earning assets were $10.3 billion (1.7 percent) higher than the third quarter of 2024, reflecting increases of $6.5 billion (3.9 percent) in average investment securities, $5.1 billion (1.4 percent) in average loans, and $2.0 billion (15.2 percent) in average other earning assets, partially offset by a decrease of $2.7 billion (5.4 percent) in average interest-bearing deposits with banks.

Net interest income on a taxable-equivalent basis increased $171 million (4.2 percent) on a linked quarter basis primarily driven by the favorable loan mix, fixed asset repricing, and the reinvestment from the second quarter portfolio sales, partially offset by higher interest bearing deposit balances. Average earning assets were $4.2 billion (0.7 percent) higher on a linked quarter basis, reflecting an increase of $6.3 billion (15.1 percent) in average interest-bearing deposits with banks, partially offset by a decrease in average loans held for sale of $2.6 billion (53.5 percent). Second quarter of 2025 average loans held for sale reflected the impact of a portfolio of residential mortgages transferred to held for sale and subsequently sold during the second quarter of 2025.

The net interest margin in the third quarter of 2025 was 2.75 percent, compared with 2.74 percent in the third quarter of 2024 and 2.66 percent in the second quarter of 2025. Net interest margin was relatively stable compared with the prior year quarter. The increase in net interest margin on a linked quarter basis was due to favorable loan mix and fixed rate repricing as well as the impact of the portfolio sales completed in the second quarter of 2025.

U.S. Bancorp Third Quarter 2025 Results

AVERAGE LOANS
($ in millions)				Percent Change
	3Q 2025	2Q 2025	3Q 2024	3Q25 vs 2Q25	3Q25 vs 3Q24	YTD 2025	YTD 2024	Percent Change

Commercial	$141,542	$139,606	$128,979	1.4	9.7	$139,047	$128,582	8.1
Lease financing	4,250	4,211	4,159.9		2.2	4,220	4,167	1.3
Total commercial	145,792	143,817	133,138	1.4	9.5	143,267	132,749	7.9

Commercial mortgages	38,384	38,194	40,343.5		(4.9)	38,400	40,918	(6.2)
Construction and development	9,862	10,272	11,111	(4.0)	(11.2)	10,132	11,339	(10.6)
Total commercial real estate	48,246	48,466	51,454	(.5)	(6.2)	48,532	52,257	(7.1)

Residential mortgages	114,780	115,616	117,559	(.7)	(2.4)	116,398	116,563	(.1)

Credit card	30,241	29,588	28,994	2.2	4.3	29,747	28,430	4.6

Retail leasing	3,718	3,869	4,088	(3.9)	(9.1)	3,858	4,118	(6.3)
Home equity and second mortgages	13,790	13,678	13,239.8		4.2	13,671	13,092	4.4
Other	22,585	23,495	25,598	(3.9)	(11.8)	23,430	26,069	(10.1)
Total other retail	40,093	41,042	42,925	(2.3)	(6.6)	40,959	43,279	(5.4)

Total loans	$379,152	$378,529	$374,070.2		1.4	$378,903	$373,278	1.5

Average total loans for the third quarter of 2025 were $5.1 billion (1.4 percent) higher than the third quarter of 2024. The increase was primarily due to higher total commercial loans (9.5 percent) and credit card loans (4.3 percent), partially offset by lower total commercial real estate loans (6.2 percent), residential mortgages (2.4 percent), and total other retail loans (6.6 percent). The increase in total commercial loans was primarily due to growth in loans to financial institutions. The increase in credit card loans was primarily due to higher spend volume. The decrease in commercial real estate loans was primarily due to payoffs and loan workout activities. The decreases in residential mortgages and other retail loans were primarily due to loan sales in the second quarter of 2025.

Average total loans were $623 million (0.2 percent) higher than the second quarter of 2025. The increase was primarily due to higher total commercial loans (1.4 percent) and credit card loans (2.2 percent), partially offset by lower residential mortgages (0.7 percent) and total other retail loans (2.3 percent), driven by similar factors as the year-over-year changes.

U.S. Bancorp Third Quarter 2025 Results

AVERAGE DEPOSITS
($ in millions)				Percent Change
	3Q 2025	2Q 2025	3Q 2024	3Q25 vs 2Q25	3Q25 vs 3Q24	YTD 2025	YTD 2024	Percent Change

Noninterest-bearing deposits	$79,890	$79,117	$80,939	1.0	(1.3)	$79,568	$83,040	(4.2)
Interest-bearing savings deposits
Interest checking	131,281	131,599	125,631	(.2)	4.5	129,531	125,451	3.3
Money market savings	181,063	177,087	206,546	2.2	(12.3)	184,478	203,821	(9.5)
Savings accounts	62,599	58,171	36,814	7.6	70.0	57,059	39,097	45.9
Total savings deposits	374,943	366,857	368,991	2.2	1.6	371,068	368,369.7
Time deposits	56,949	56,916	58,827.1		(3.2)	56,451	57,167	(1.3)
Total interest-bearing deposits	431,892	423,773	427,818	1.9	1.0	427,519	425,536.5
Total deposits	$511,782	$502,890	$508,757	1.8	.6	$507,087	$508,576	(.3)

Average total deposits for the third quarter of 2025 were $3.0 billion (0.6 percent) higher than the third quarter of 2024. Average noninterest-bearing deposits decreased $1.0 billion (1.3 percent) reflecting decreases within Consumer and Business Banking, partially offset by increases within Wealth, Corporate, Commercial and Institutional Banking. Average total savings deposits increased $6.0 billion (1.6 percent) driven by increases in Consumer and Business Banking and Wealth, Corporate, Commercial and Institutional Banking. Average time deposits were $1.9 billion (3.2 percent) lower than the third quarter of 2024 mainly within Wealth, Corporate, Commercial and Institutional Banking. Changes in time deposits are primarily related to those deposits managed as an alternative to other funding sources, based largely on relative pricing and liquidity characteristics.

Average total deposits increased $8.9 billion (1.8 percent) over the second quarter of 2025. Average noninterest-bearing deposits increased $773 million (1.0 percent) reflecting increases within Wealth, Corporate, Commercial and Institutional Banking. Average total savings deposits increased $8.1 billion (2.2 percent) driven by increases in Wealth, Corporate, Commercial and Institutional Banking and Consumer and Business Banking.

U.S. Bancorp Third Quarter 2025 Results

NONINTEREST INCOME
($ in millions)				Percent Change
	3Q 2025	2Q 2025	3Q 2024	3Q25 vs 2Q25	3Q25 vs 3Q24	YTD 2025	YTD 2024	Percent Change

Card revenue	$440	$442	$426	(.5)	3.3	$1,280	$1,246	2.7
Corporate payment products revenue	195	192	203	1.6	(3.9)	576	582	(1.0)
Merchant processing services	463	474	440	(2.3)	5.2	1,352	1,295	4.4
Trust and investment management fees	730	703	667	3.8	9.4	2,113	1,957	8.0
Service charges	333	336	302	(.9)	10.3	984	939	4.8
Capital markets revenue	434	390	397	11.3	9.3	1,206	1,159	4.1
Mortgage banking revenue	180	162	155	11.1	16.1	515	511.8
Investment products fees	97	90	84	7.8	15.5	274	243	12.8
Other	213	192	143	10.9	49.0	602	434	38.7
Total fee revenue	3,085	2,981	2,817	3.5	9.5	8,902	8,366	6.4
Securities gains (losses), net	(7)	(57)	(119)	87.7	94.1	(64)	(153)	58.2
Total noninterest income	$3,078	$2,924	$2,698	5.3	14.1	$8,838	$8,213	7.6

Third quarter noninterest income of $3,078 million was $380 million (14.1 percent) higher than the third quarter of 2024. Third quarter total fee revenue was $268 million (9.5 percent) higher than the prior year quarter. The increase was driven by higher payment services revenue, trust and investment management fees, service charges, capital markets revenue, mortgage banking revenue and other revenue. Payment services revenue increased $29 million (2.7 percent) compared with the third quarter of 2024, due to increases in card revenue of $14 million (3.3 percent) mainly due to higher sales volume, and merchant processing services of $23 million (5.2 percent) due to higher sales volume. Trust and investment management fees increased $63 million (9.4 percent) driven by business growth and favorable market conditions. Service charges increased $31 million (10.3 percent) due to higher treasury management fees and higher deposit service charges. Capital markets revenue increased $37 million (9.3 percent) due to higher corporate bond underwriting fees and syndication activity. Mortgage banking revenue increased $25 million (16.1 percent) due to the change in fair value of mortgage servicing rights, net of hedging activities. Other revenue increased $70 million (49.0 percent) due to higher tax credit investment activity and other favorable items.

Noninterest income was $154 million (5.3 percent) higher in the third quarter of 2025 compared with the second quarter of 2025. Third quarter total fee revenue was $104 million (3.5 percent) higher than the linked quarter. The increase was driven by higher trust and investment management fees, capital markets revenue, mortgage banking revenue and other revenue. Trust and investment management fees increased $27 million (3.8 percent) due to business growth and favorable market conditions. Capital markets revenue increased $44 million (11.3 percent) due to higher corporate bond underwriting fees and syndication activity. Mortgage banking revenue increased $18 million (11.1 percent) due to the change in fair value of mortgage servicing rights, net of hedging activities, and higher gain on sale margins. Other revenue increased $21 million (10.9 percent) due to higher tax credit investment activity and other favorable items.

U.S. Bancorp Third Quarter 2025 Results

NONINTEREST EXPENSE
($ in millions)				Percent Change
	3Q 2025	2Q 2025	3Q 2024	3Q25 vs 2Q25	3Q25 vs 3Q24	YTD 2025	YTD 2024	Percent Change

Compensation and employee benefits	$2,561	$2,600	$2,637	(1.5)	(2.9)	$7,798	$7,947	(1.9)
Net occupancy and equipment	300	301	317	(.3)	(5.4)	907	929	(2.4)
Professional services	117	109	130	7.3	(10.0)	324	356	(9.0)
Marketing and business development	175	161	165	8.7	6.1	518	459	12.9
Technology and communications	560	534	524	4.9	6.9	1,627	1,540	5.6
Other intangibles	125	124	142.8		(12.0)	372	430	(13.5)
Other	359	352	289	2.0	24.2	1,064	925	15.0
Total before notable items	4,197	4,181	4,204.4		(.2)	12,610	12,586.2
Notable items	—	—	—	—	—	—	291	nm
Total noninterest expense	$4,197	$4,181	$4,204.4		(.2)	$12,610	$12,877	(2.1)

Third quarter noninterest expense of $4,197 million was $7 million (0.2 percent) lower than the third quarter of 2024. The decrease was driven by lower compensation and employee benefits expense and net occupancy and equipment expense, partially offset by higher technology and communications expense and other noninterest expense. Compensation and employee benefits expense decreased $76 million (2.9 percent) primarily due to cost savings from operational efficiencies, partially offset by merit increases. Net occupancy and equipment expense decreased $17 million (5.4 percent) due to cost savings from operational efficiencies. The increase in technology and communications expense of $36 million (6.9 percent) was primarily due to investments in infrastructure and technology development.

Noninterest expense increased $16 million (0.4 percent) over the second quarter of 2025. The increase was primarily driven by higher marketing and business development expense and technology and communications expense, partially offset by lower compensation and employee benefits expense. Marketing and business development expense increased $14 million (8.7 percent) primarily due to increased initiatives. Technology and communications expense increased $26 million (4.9 percent) primarily due to investments in infrastructure and technology development. Compensation and employee benefits expense decreased $39 million (1.5 percent) primarily due to timing of corporate incentives.

Provision for Income Taxes
The provision for income taxes for the third quarter of 2025 resulted in a tax rate of 21.6 percent on a taxable-equivalent basis (effective tax rate of 20.7 percent), compared with 18.1 percent on a taxable-equivalent basis (effective tax rate of 16.9 percent) in the third quarter of 2024, and 21.6 percent on a taxable-equivalent basis (effective tax rate of 20.6 percent) in the second quarter of 2025. The tax rate in the third quarter of 2024 reflected the impact of favorable settlements.

U.S. Bancorp Third Quarter 2025 Results

ALLOWANCE FOR CREDIT LOSSES
($ in millions)	3Q 2025	% (a)	2Q 2025	% (a)	1Q 2025	% (a)	4Q 2024	% (a)	3Q 2024	% (a)
Balance, beginning of period	$7,862		$7,915		$7,925		$7,927		$7,934
Net charge-offs
Commercial	85.24		122.35		159.47		140.42		139.43
Lease financing	7.65		6.57		4.39		6.57		8.77
Total commercial	92.25		128.36		163.47		146.43		147.44
Commercial mortgages	103	1.06	57.60		(5)	(.05)	44.45		69.68
Construction and development	—	—	—	—	1.04		(6)	(.23)	1.04
Total commercial real estate	103.85		57.47		(4)	(.03)	38.30		70.54

Residential mortgages	(1)	—	(1)	—	—	—	(2)	(.01)	(3)	(.01)

Credit card	284	3.73	317	4.30	325	4.48	317	4.28	299	4.10

Retail leasing	17	1.81	10	1.04	13	1.32	8.79		5.49
Home equity and second mortgages	(2)	(.06)	—	—	(1)	(.03)	1.03		(1)	(.03)
Other	43.76		43.73		51.85		54.86		47.73
Total other retail	58.57		53.52		63.61		63.59		51.47
Total net charge-offs	536.56		554.59		547.59		562.60		564.60
Provision for credit losses	571		501		537		560		557
Balance, end of period	$7,897		$7,862		$7,915		$7,925		$7,927
Components
Allowance for loan losses	$7,557		$7,537		$7,584		$7,583		$7,560
Liability for unfunded credit commitments	340		325		331		342		367
Total allowance for credit losses	$7,897		$7,862		$7,915		$7,925		$7,927

Gross charge-offs	$669		$683		$690		$697		$669
Gross recoveries	$133		$129		$143		$135		$105

Allowance for credit losses as a percentage of
Period-end loans (%)	2.06		2.07		2.07		2.09		2.12
Nonperforming loans (%)	490		480		470		442		438
Nonperforming assets (%)	477		468		458		433		429

(a) Annualized and calculated on average loan balances

U.S. Bancorp Third Quarter 2025 Results
The Company’s provision for credit losses for the third quarter of 2025 was $571 million, compared with $501 million in the second quarter of 2025 and $557 million in the third quarter of 2024. The third quarter of 2025 provision was $70 million (14.0 percent) higher than the second quarter of 2025 and $14 million (2.5 percent) higher than the third quarter of 2024. The increase in provision expense on a year-over-year basis was primarily driven by portfolio growth. The increase on a linked quarter basis was attributed to portfolio growth as well as the effect of loan sales in the second quarter of 2025. The Company continues to monitor economic uncertainty related to interest rates, inflationary pressures, including those related to changing tariff policies, the government shutdown, and other economic factors that may affect the financial strength of corporate and consumer borrowers.

Total net charge-offs in the third quarter of 2025 were $536 million, compared with $554 million in the second quarter of 2025 and $564 million in the third quarter of 2024. The net charge-off ratio was 0.56 percent in the third quarter of 2025 compared with 0.59 percent in the second quarter of 2025 and 0.60 percent in the third quarter of 2024. The decrease in net charge-offs on a linked quarter basis was driven by lower net charge-offs on commercial loans and credit card portfolios, partially offset by increased net charge-offs in commercial real estate loans. The decrease in net charge-offs on a year-over-year basis primarily reflected higher recoveries on commercial loans and credit card portfolios in the current period.

The allowance for credit losses was $7,897 million at September 30, 2025, compared with $7,862 million at June 30, 2025, and $7,927 million at September 30, 2024. The increase in the allowance for credit losses on a linked quarter basis was primarily driven by portfolio growth. The decrease in the allowance for credit losses on a year-over-year basis was primarily driven by improved portfolio credit quality, including the resolution of problem assets. The ratio of the allowance for credit losses to period-end loans was 2.06 percent at September 30, 2025, compared with 2.07 percent at June 30, 2025, and 2.12 percent at September 30, 2024. The ratio of the allowance for credit losses to nonperforming loans was 490 percent at September 30, 2025, compared with 480 percent at June 30, 2025, and 438 percent at September 30, 2024.

Nonperforming assets were $1,654 million at September 30, 2025, compared with $1,680 million at June 30, 2025, and $1,848 million at September 30, 2024. The ratio of nonperforming assets to loans and other real estate was 0.43 percent at September 30, 2025, compared with 0.44 percent at June 30, 2025, and 0.49 percent at September 30, 2024. The decreases in nonperforming assets on a linked quarter and year-over-year basis were primarily due to the resolution of commercial real estate nonperforming loans, partially offset by higher commercial nonperforming loans. Accruing loans 90 days or more past due were $840 million at September 30, 2025, compared with $966 million at June 30, 2025, and $738 million at September 30, 2024. The decrease in accruing loans 90 days or more past due on a linked quarter basis was primarily due to the resolution of a prior quarter commercial real estate administrative delinquency. The increase in accruing loans 90 days or more past due on a year-over-year basis was due to higher residential mortgage delinquencies primarily related to forbearance extended to borrowers affected by California wildfires.

U.S. Bancorp Third Quarter 2025 Results

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES
(Percent)	Sep 30 2025	Jun 30 2025	Mar 31 2025	Dec 31 2024	Sep 30 2024

Delinquent loan ratios - 90 days or more past due
Commercial	.06	.06	.07	.07	.07
Commercial real estate	.04	.28	.01	.02	.02
Residential mortgages	.26	.28	.19	.17	.15
Credit card	1.26	1.24	1.40	1.43	1.36
Other retail	.13	.13	.14	.15	.14
Total loans	.22	.25	.21	.21	.20

Delinquent loan ratios - 90 days or more past due and nonperforming loans
Commercial	.55	.45	.49	.55	.51
Commercial real estate	1.24	1.86	1.62	1.70	1.85
Residential mortgages	.38	.40	.31	.30	.28
Credit card	1.26	1.24	1.40	1.43	1.36
Other retail	.51	.51	.50	.50	.48
Total loans	.64	.68	.65	.69	.68

ASSET QUALITY (a)
($ in millions)
	Sep 30 2025	Jun 30 2025	Mar 31 2025	Dec 31 2024	Sep 30 2024
Nonperforming loans
Commercial	$708	$548	$589	$644	$560
Lease financing	25	27	27	26	25
Total commercial	733	575	616	670	585
Commercial mortgages	558	732	745	789	853
Construction and development	21	31	35	35	72
Total commercial real estate	579	763	780	824	925
Residential mortgages	143	145	141	152	154
Credit card	—	—	—	—	—
Other retail	155	154	148	147	145
Total nonperforming loans	1,610	1,637	1,685	1,793	1,809
Other real estate	23	21	23	21	21
Other nonperforming assets	21	22	19	18	18
Total nonperforming assets	$1,654	$1,680	$1,727	$1,832	$1,848
Accruing loans 90 days or more past due	$840	$966	$796	$810	$738
Nonperforming assets to loans plus ORE (%)	.43	.44	.45	.48	.49

(a) Throughout this document, nonperforming assets and related ratios do not include accruing loans 90 days or more past due

U.S. Bancorp Third Quarter 2025 Results

COMMON SHARES
(Millions)	3Q 2025	2Q 2025	1Q 2025	4Q 2024	3Q 2024

Beginning shares outstanding	1,558	1,560	1,560	1,561	1,560
Shares issued for stock incentive plans,
acquisitions and other corporate purposes	—	—	4	2	1
Shares repurchased	(2)	(2)	(4)	(3)	—
Ending shares outstanding	1,556	1,558	1,560	1,560	1,561

CAPITAL POSITION				Preliminary Data
($ in millions)	Sep 30 2025	Jun 30 2025	Mar 31 2025	Dec 31 2024		Sep 30 2024

Total U.S. Bancorp shareholders' equity	$63,340	$61,438	$60,096	$58,578		$58,859

Basel III Standardized Approach (a)
Common equity tier 1 capital	$50,587	$49,382	$48,482	$47,877		$47,164
Tier 1 capital	57,839	56,630	55,736	55,129		54,416
Total risk-based capital	66,820	65,752	64,989	64,375		63,625

Fully implemented common equity tier 1 capital ratio (a)	10.9%	10.7%	10.8%	10.5	% (b)	10.5	% (b)
Tier 1 capital ratio	12.4	12.3	12.4	12.2		12.2
Total risk-based capital ratio	14.4	14.3	14.4	14.3		14.2
Leverage ratio	8.6	8.5	8.4	8.3		8.3

Common equity to assets	8.1	8.0	7.9	7.6		7.6
Tangible common equity to tangible assets (b)	6.4	6.1	6.0	5.8		5.7
Tangible common equity to risk-weighted assets (b)	9.3	9.0	8.9	8.5		8.6
Common equity tier 1 capital to risk-weighted assets, reflecting transitional regulatory capital requirements related to the current expected credit losses methodology (a)	—	—	—	10.6		10.5

(a) Beginning January 1, 2025, the regulatory capital requirements fully reflect implementation related to the current expected credit losses methodology. Prior to 2025, the Company's capital ratios reflected certain transitional adjustments.
(b) See Non-GAAP Financial Measures reconciliation on page 18

Total U.S. Bancorp shareholders’ equity was $63.3 billion at September 30, 2025, compared with $61.4 billion at June 30, 2025, and $58.9 billion at September 30, 2024. During 2024, the Company's Board of Directors authorized a share repurchase program for up to $5.0 billion of the Company's outstanding common stock effective September 13, 2024. The Company began repurchasing shares under this program, in addition to repurchases done in connection with its stock-based compensation plans, in the fourth quarter of 2024.

All regulatory ratios continue to be in excess of “well-capitalized” requirements. The common equity tier 1 capital to risk-weighted assets ratio using the Basel III standardized approach was 10.9 percent at September 30, 2025, compared with 10.7 percent at June 30, 2025, and 10.5 percent at September 30, 2024.

U.S. Bancorp Third Quarter 2025 Results

Investor Conference Call
On Thursday, October 16, 2025 at 8 a.m. CT, Chief Executive Officer Gunjan Kedia and Vice Chair and Chief Financial Officer John Stern will host a conference call to review the financial results. The live conference call will be available online or by telephone. To access the webcast and presentation, visit the U.S. Bancorp website at usbank.com and click on “About us”, “Investor relations”, "News & events" and “Webcasts & presentations.” To access the conference call from locations within the United States and Canada, please dial 888-210-4659. Participants calling from outside the United States and Canada, please dial 646-960-0383. The access code for all participants is 7269933. For those unable to participate during the live call, a replay will be available at approximately 11 a.m. CT on Thursday, October 16, 2025. To access the replay, please visit the U.S. Bancorp website at usbank.com and click on “About us”, “Investor relations”, "News & events" and “Webcasts & presentations.”

About U.S. Bancorp
U.S. Bancorp, with approximately 70,000 employees and $695 billion in assets as of September 30, 2025, is the parent company of U.S. Bank National Association. Headquartered in Minneapolis, the company serves millions of customers locally, nationally and globally through a diversified mix of businesses including consumer banking, business banking, commercial banking, institutional banking, payments and wealth management. U.S. Bancorp has been recognized for its approach to digital innovation, community partnerships and customer service, including being named one of the 2025 World’s Most Ethical Companies and one of Fortune’s most admired superregional banks. Learn more at usbank.com/about.

Forward-looking Statements
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.
This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, future economic conditions and the anticipated future revenue, expenses, financial condition, asset quality, capital and liquidity levels, plans, prospects, targets, initiatives and operations of U.S. Bancorp. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “projects,” “forecasts,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.”
Forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those set forth in forward-looking statements, including the following risks and uncertainties:
•Deterioration in general business and economic conditions or turbulence in domestic or global financial markets, which could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities, reduce the availability of funding to certain financial institutions, lead to a tightening of credit, and increase stock price volatility;
•Changes to statutes, regulations, or regulatory policies or practices, including capital and liquidity requirements, and the enforcement and interpretation of such laws and regulations, and U.S. Bancorp’s ability to address or satisfy those requirements and other requirements or conditions imposed by regulatory entities;
•Changes in trade policy, including the imposition of tariffs or the impacts of retaliatory tariffs;
•Changes in interest rates;
•Increases in unemployment rates;
•Deterioration in the credit quality of U.S. Bancorp's loan portfolios or in the value of the collateral securing those loans;
•Changes in commercial real estate occupancy rates;
•Increases in FDIC assessments, including due to bank failures;
•Actions taken by governmental agencies to stabilize the financial system and the effectiveness of such actions;
•Turmoil and volatility in the financial services industry, including failures or rumors of failures of other depository institutions, which could affect the ability of depository institutions, including U.S. Bank National Association, to attract and retain depositors, and could affect the ability of financial services providers, including U.S. Bancorp, to borrow or raise capital;
•Risks related to originating and selling mortgages, including repurchase and indemnity demands, and related to U.S. Bancorp’s role as a loan servicer;
•Impacts of current, pending or future litigation and governmental proceedings;

U.S. Bancorp Third Quarter 2025 Results
•Increased competition from both banks and non-banks;
•Effects of climate change and related physical and transition risks;
•Changes in customer behavior and preferences and the ability to implement technological changes to respond to customer needs and meet competitive demands;
•Breaches in data security;
•Failures or disruptions in or breaches of U.S. Bancorp’s operational, technology or security systems or infrastructure, or those of third parties, including as a result of cybersecurity incidents;
•Failures to safeguard personal information;
•Impacts of pandemics, natural disasters, terrorist activities, civil unrest, international hostilities and geopolitical events;
•Impacts of supply chain disruptions, rising inflation, slower growth or a recession;
•Failure to execute on strategic or operational plans;
•Effects of mergers and acquisitions and related integration;
•Effects of critical accounting policies and judgments;
•Effects of changes in or interpretations of tax laws and regulations;
•Management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputation risk; and
•The risks and uncertainties more fully discussed in the section entitled “Risk Factors” of U.S. Bancorp’s Form 10-K for the year ended December 31, 2024, and subsequent filings with the Securities and Exchange Commission.

Factors other than these risks also could adversely affect U.S. Bancorp’s results, and the reader should not consider these risks to be a complete set of all potential risks or uncertainties. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

U.S. Bancorp Third Quarter 2025 Results

Non-GAAP Financial Measures
In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:
•Tangible common equity to tangible assets,
•Tangible common equity to risk-weighted assets,
•Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology, and
•Return on tangible common equity.
These capital measures are viewed by management as useful additional methods of evaluating the Company’s utilization of its capital held and the level of capital available to withstand unexpected negative market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position and use of capital relative to other financial services companies. These capital measures are not defined in generally accepted accounting principles (“GAAP”) or in banking regulations or were not effective for certain periods. In addition, certain capital measures related to prior periods are presented on the same basis as those in the current period. The effective capital ratios defined by banking regulations for these periods were subject to certain transitional provisions for the implementation of accounting guidance related to impairment of financial instruments based on the current expected credit losses methodology. As a result, these capital measures disclosed by the Company may be considered non-GAAP financial measures. Management believes this information helps investors assess trends in the Company’s capital utilization and adequacy.
The Company also discloses net interest income and related ratios and analysis on a taxable-equivalent basis, which may also be considered non-GAAP financial measures. The Company believes this presentation to be the preferred industry measurement of net interest income as it provides a relevant comparison of net interest income arising from taxable and tax-exempt sources. In addition, certain performance measures utilize net interest income on a taxable-equivalent basis, including the efficiency ratio, tangible efficiency ratio, net interest margin, and tax rate.
The adjusted noninterest expense, adjusted net income, adjusted diluted earnings per common share, and adjusted operating leverage exclude notable items. Management uses these measures in their analysis of the Company’s performance and believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods.
There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

CONSOLIDATED STATEMENT OF INCOME
(Dollars and Shares in Millions, Except Per Share Data)	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2025	2024	2025	2024
Interest Income
Loans	$5,688	$5,862	$16,769	$17,335
Loans held for sale	35	45	122	123
Investment securities	1,392	1,316	4,055	3,785
Other interest income	812	863	2,101	2,592
Total interest income	7,927	8,086	23,047	23,835
Interest Expense
Deposits	2,648	3,004	7,700	8,916
Short-term borrowings	328	284	868	850
Long-term debt	729	663	2,114	1,926
Total interest expense	3,705	3,951	10,682	11,692
Net interest income	4,222	4,135	12,365	12,143
Provision for credit losses	571	557	1,609	1,678
Net interest income after provision for credit losses	3,651	3,578	10,756	10,465
Noninterest Income
Card revenue	440	426	1,280	1,246
Corporate payment products revenue	195	203	576	582
Merchant processing services	463	440	1,352	1,295
Trust and investment management fees	730	667	2,113	1,957
Service charges	333	302	984	939
Capital markets revenue	434	397	1,206	1,159
Mortgage banking revenue	180	155	515	511
Investment products fees	97	84	274	243
Securities gains (losses), net	(7)	(119)	(64)	(153)
Other	213	143	602	434
Total noninterest income	3,078	2,698	8,838	8,213
Noninterest Expense
Compensation and employee benefits	2,561	2,637	7,798	7,947
Net occupancy and equipment	300	317	907	929
Professional services	117	130	324	356
Marketing and business development	175	165	518	459
Technology and communications	560	524	1,627	1,540
Other intangibles	125	142	372	430
Merger and integration charges	—	—	—	155
Other	359	289	1,064	1,061
Total noninterest expense	4,197	4,204	12,610	12,877
Income before income taxes	2,532	2,072	6,984	5,801
Applicable income taxes	524	350	1,439	1,142
Net income	2,008	1,722	5,545	4,659
Net (income) loss attributable to noncontrolling interests	(7)	(8)	(20)	(23)
Net income attributable to U.S. Bancorp	$2,001	$1,714	$5,525	$4,636
Net income applicable to U.S. Bancorp common shareholders	$1,893	$1,601	$5,229	$4,328

Earnings per common share	$1.22	$1.03	$3.36	$2.77
Diluted earnings per common share	$1.22	$1.03	$3.35	$2.77
Dividends declared per common share	$.52	$.50	$1.52	$1.48
Average common shares outstanding	1,557	1,561	1,558	1,560
Average diluted common shares outstanding	1,557	1,561	1,559	1,561

CONSOLIDATED ENDING BALANCE SHEET
(Dollars in Millions)	September 30, 2025	December 31, 2024	September 30, 2024
Assets	(Unaudited)		(Unaudited)
Cash and due from banks	$66,637	$56,502	$73,562
Investment securities
Held-to-maturity	76,931	78,634	80,025
Available-for-sale	89,065	85,992	81,704
Loans held for sale	2,490	2,573	3,211
Loans
Commercial	148,414	139,484	133,638
Commercial real estate	48,244	48,859	50,619
Residential mortgages	115,046	118,813	118,034
Credit card	30,594	30,350	29,037
Other retail	40,219	42,326	42,836
Total loans	382,517	379,832	374,164
Less allowance for loan losses	(7,557)	(7,583)	(7,560)
Net loans	374,960	372,249	366,604
Premises and equipment	3,695	3,565	3,585
Goodwill	12,634	12,536	12,573
Other intangible assets	5,152	5,547	5,488
Other assets	63,793	60,720	59,717
Total assets	$695,357	$678,318	$686,469

Liabilities and Shareholders' Equity
Deposits
Noninterest-bearing	$91,550	$84,158	$86,838
Interest-bearing	434,599	434,151	434,293
Total deposits	526,149	518,309	521,131
Short-term borrowings	15,449	15,518	23,708
Long-term debt	62,535	58,002	54,839
Other liabilities	27,426	27,449	27,470
Total liabilities	631,559	619,278	627,148
Shareholders' equity
Preferred stock	6,808	6,808	6,808
Common stock	21	21	21
Capital surplus	8,745	8,715	8,729
Retained earnings	79,742	76,863	76,057
Less treasury stock	(24,228)	(24,065)	(24,010)
Accumulated other comprehensive income (loss)	(7,748)	(9,764)	(8,746)
Total U.S. Bancorp shareholders' equity	63,340	58,578	58,859
Noncontrolling interests	458	462	462
Total equity	63,798	59,040	59,321
Total liabilities and equity	$695,357	$678,318	$686,469

NON-GAAP FINANCIAL MEASURES
(Dollars in Millions, Unaudited)	September 30, 2025		June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Total equity	$63,798		$61,896	$60,558	$59,040	$59,321
Preferred stock	(6,808)		(6,808)	(6,808)	(6,808)	(6,808)
Noncontrolling interests	(458)		(458)	(462)	(462)	(462)
Common equity (a)	56,532		54,630	53,288	51,770	52,051
Goodwill (net of deferred tax liability) (1)	(11,603)		(11,613)	(11,521)	(11,508)	(11,540)
Intangible assets (net of deferred tax liability), other than mortgage servicing rights	(1,605)		(1,699)	(1,761)	(1,846)	(1,944)
Tangible common equity (b)	43,324		41,318	40,006	38,416	38,567

Common equity tier 1 capital, determined in accordance with transitional regulatory capital requirements related to the current expected credit losses methodology implementation					47,877	47,164
Adjustments (2)					(433)	(433)
Common equity tier 1 capital, reflecting the full implementation of the current expected credit losses methodology (c)					47,444	46,731

Total assets (d)	695,357		686,370	676,489	678,318	686,469
Goodwill (net of deferred tax liability) (1)	(11,603)		(11,613)	(11,521)	(11,508)	(11,540)
Intangible assets (net of deferred tax liability), other than mortgage servicing rights	(1,605)		(1,699)	(1,761)	(1,846)	(1,944)
Tangible assets (e)	682,149		673,058	663,207	664,964	672,985

Risk-weighted assets, determined in accordance with prescribed regulatory capital requirements effective for the Company (f)	465,092	*	459,521	450,290	450,498	447,476
Adjustments (3)					(368)	(368)
Risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (g)					450,130	447,108
Common shares outstanding (h)	1,556		1,558	1,560	1,560	1,561

Ratios *
Common equity to assets (a)/(d)	8.1%		8.0%	7.9%	7.6%	7.6%
Tangible common equity to tangible assets (b)/(e)	6.4		6.1	6.0	5.8	5.7
Tangible common equity to risk-weighted assets (b)/(f)	9.3		9.0	8.9	8.5	8.6
Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (c)/(g)					10.5	10.5
Tangible book value per common share (b)/(h)	$27.84		$26.52	$25.64	$24.63	$24.71

	Three Months Ended
	September 30, 2025		June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Net income applicable to U.S. Bancorp common shareholders	$1,893		$1,733	$1,603	$1,581	$1,601
Intangibles amortization (net-of-tax)	99		98	97	110	112
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization	1,992		1,831	1,700	1,691	1,713
Annualized net income applicable to U.S. Bancorp common shareholders, excluding intangible amortization (i)	7,903		7,344	6,894	6,727	6,815

Average total equity	63,101		61,356	60,071	59,272	58,744
Average preferred stock	(6,808)		(6,808)	(6,808)	(6,808)	(6,808)
Average noncontrolling interests	(458)		(457)	(460)	(460)	(461)
Average goodwill (net of deferred tax liability) (1)	(11,609)		(11,544)	(11,513)	(11,515)	(11,494)
Average intangible assets (net of deferred tax liability), other than mortgage servicing rights	(1,659)		(1,734)	(1,806)	(1,885)	(1,981)
Average tangible common equity (j)	42,567		40,813	39,484	38,604	38,000

Return on tangible common equity (i)/(j)	18.6%		18.0%	17.5%	17.4%	17.9%

Net interest income	$4,222		$4,051	$4,092	$4,146	$4,135
Taxable-equivalent adjustment (4)	29		29	30	30	31
Net interest income, on a taxable-equivalent basis	4,251		4,080	4,122	4,176	4,166

Net interest income, on a taxable-equivalent basis (as calculated above)	4,251		4,080	4,122	4,176	4,166
Noninterest income	3,078		2,924	2,836	2,833	2,698
Less: Securities gains (losses), net	(7)		(57)	—	(1)	(119)
Total net revenue, excluding net securities gains (losses) (k)	7,336		7,061	6,958	7,010	6,983

Noninterest expense (l)	4,197		4,181	4,232	4,311	4,204
Less: Intangible amortization	125		124	123	139	142
Noninterest expense, excluding intangible amortization (m)	4,072		4,057	4,109	4,172	4,062

Efficiency ratio (l)/(k)	57.2%		59.2%	60.8%	61.5%	60.2%
Tangible efficiency ratio (m)/(k)	55.5		57.5	59.1	59.5	58.2
* Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(2)Includes the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology net of deferred taxes.
(3)Includes the impact of the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology.
(4)Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

NON-GAAP FINANCIAL MEASURES
	Nine Months Ended
(Dollars and Shares in Millions, Except Per Share Data, Unaudited)	September 30, 2024
Net income applicable to U.S. Bancorp common shareholders	$4,328
Less: Notable items, including the impact of earnings allocated to participating stock awards (1)	(217)
Net income applicable to U.S. Bancorp common shareholders, excluding notable items (a)	4,545

Average diluted common shares outstanding (b)	1,561
Diluted earnings per common share, excluding notable items (a)/(b)	$2.91

	Three Months Ended
	September 30, 2025	September 30, 2024	Percent Change
Net interest income	$4,222	$4,135
Taxable-equivalent adjustment (2)	29	31
Net interest income, on a taxable-equivalent basis	4,251	4,166

Net interest income, on a taxable-equivalent basis (as calculated above)	4,251	4,166
Noninterest income	3,078	2,698
Total net revenue	7,329	6,864	6.8%	(c)
Less: Securities gains (losses), net	(7)	(119)
Total net revenue, excluding securities gains (losses), net	7,336	6,983	5.1%	(d)

Noninterest expense	4,197	4,204	(0.2)%	(e)

Operating leverage (c) - (e)	7.0%
Operating leverage, excluding securities gains (losses) (d) - (e)	5.3%

(1)Notable items of $291 million ($218 million net-of-tax) for the nine months ended September 30, 2024 included $155 million of merger and integration-related charges and a $136 million charge for the increase in FDIC special assessment.
(2)Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

Business Segment Schedules Third Quarter 2025
WEALTH, CORPORATE, COMMERCIAL AND INSTITUTIONAL BANKING CONSUMER AND BUSINESS BANKING PAYMENT SERVICES TREASURY AND CORPORATE SUPPORT

BUSINESS SEGMENT FINANCIAL PERFORMANCE						Preliminary data
($ in millions)	Net Income Attributable to U.S. Bancorp			Percent Change		Net Income Attributable to U.S. Bancorp
Business Segment	3Q 2025	2Q 2025	3Q 2024	3Q25 vs 2Q25	3Q25 vs 3Q24	YTD 2025	YTD 2024	Percent Change
Wealth, Corporate, Commercial and Institutional Banking	$1,162	$1,087	$1,194	6.9	(2.7)	$3,433	$3,476	(1.2)
Consumer and Business Banking	465	474	485	(1.9)	(4.1)	1,360	1,460	(6.8)
Payment Services	326	343	304	(5.0)	7.2	1,023	854	19.8
Treasury and Corporate Support	48	(89)	(269)	nm	nm	(291)	(1,154)	74.8
Consolidated Company	$2,001	$1,815	$1,714	10.2	16.7	$5,525	$4,636	19.2

	Income Before Provision and Taxes			Percent Change		Income Before Provision and Taxes
	3Q 2025	2Q 2025	3Q 2024	3Q25 vs 2Q25	3Q25 vs 3Q24	YTD 2025	YTD 2024	Percent Change
Wealth, Corporate, Commercial and Institutional Banking	$1,746	$1,633	$1,686	6.9	3.6	$4,968	$4,970	—
Consumer and Business Banking	681	671	665	1.5	2.4	1,976	2,049	(3.6)
Payment Services	843	842	810	.1	4.1	2,474	2,290	8.0
Treasury and Corporate Support	(138)	(323)	(501)	57.3	72.5	(737)	(1,740)	57.6
Consolidated Company	$3,132	$2,823	$2,660	10.9	17.7	$8,681	$7,569	14.7
Business Segments
The Company’s major business segments are Wealth, Corporate, Commercial and Institutional Banking, Consumer and Business Banking, Payment Services, and Treasury and Corporate Support. Business segment results are derived from the Company’s business unit profitability reporting systems by specifically attributing managed balance sheet assets, deposits and other liabilities and their related income or expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2025 and 2024, certain organization and methodology changes were made, including revising the Company's business segment funds transfer-pricing methodology related to deposits and loans during the second quarter of 2024. Prior period results were recast and presented on a comparable basis.

WEALTH, CORPORATE, COMMERCIAL AND INSTITUTIONAL BANKING						Preliminary data
($ in millions)				Percent Change
	3Q 2025	2Q 2025	3Q 2024	3Q25 vs 2Q25	3Q25 vs 3Q24	YTD 2025	YTD 2024	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,823	$1,783	$1,889	2.2	(3.5)	$5,363	$5,679	(5.6)
Noninterest income	1,256	1,198	1,145	4.8	9.7	3,620	3,387	6.9
Total net revenue	3,079	2,981	3,034	3.3	1.5	8,983	9,066	(.9)
Noninterest expense	1,333	1,348	1,348	(1.1)	(1.1)	4,015	4,096	(2.0)
Income before provision and taxes	1,746	1,633	1,686	6.9	3.6	4,968	4,970	—
Provision for credit losses	197	183	94	7.7	nm	390	335	16.4
Income before income taxes	1,549	1,450	1,592	6.8	(2.7)	4,578	4,635	(1.2)
Income taxes and taxable-equivalent adjustment	387	363	398	6.6	(2.8)	1,145	1,159	(1.2)
Net income	1,162	1,087	1,194	6.9	(2.7)	3,433	3,476	(1.2)
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—
Net income attributable to U.S. Bancorp	$1,162	$1,087	$1,194	6.9	(2.7)	$3,433	$3,476	(1.2)

Average Balance Sheet Data
Loans	$184,442	$181,268	$171,898	1.8	7.3	$181,266	$172,285	5.2
Other earning assets	10,734	12,778	10,740	(16.0)	(.1)	11,819	9,693	21.9
Goodwill	4,826	4,826	4,825	—	—	4,825	4,825	—
Other intangible assets	772	817	955	(5.5)	(19.2)	817	1,007	(18.9)
Assets	212,924	212,145	200,267.4		6.3	211,262	200,950	5.1

Noninterest-bearing deposits	55,329	54,409	54,375	1.7	1.8	54,966	56,769	(3.2)
Interest-bearing deposits	217,748	210,238	217,180	3.6	.3	214,765	214,975	(.1)
Total deposits	273,077	264,647	271,555	3.2	.6	269,731	271,744	(.7)

Total U.S. Bancorp shareholders' equity	22,130	21,823	21,280	1.4	4.0	21,837	21,508	1.5

Wealth, Corporate, Commercial and Institutional Banking provides core banking, specialized lending, transaction and payment processing, capital markets, asset management, and brokerage and investment related services to wealth, middle market, large corporate, commercial real estate, government and institutional clients.

Wealth, Corporate, Commercial and Institutional Banking generated $1,746 million of income before provision and taxes in the third quarter of 2025, compared with $1,686 million in the third quarter of 2024, and contributed $1,162 million of the Company’s net income in the third quarter of 2025. The provision for credit losses increased $103 million compared with the third quarter of 2024 primarily due to increased reserves and charge-offs on select problem assets. Total net revenue was $45 million (1.5 percent) higher in the third quarter of 2025 due to a decrease of $66 million (3.5 percent) in net interest income that was more than offset by an increase of $111 million (9.7 percent) in noninterest income. Net interest income decreased primarily due to higher funding costs. Noninterest income increased primarily due to business growth and favorable market conditions in trust and investment management fees, higher treasury management fees in service charges, and higher corporate bond underwriting fees and syndication activity in capital markets revenue. Noninterest expense decreased $15 million (1.1 percent) compared with the third quarter of 2024 primarily due to lower net shared services expense.

CONSUMER AND BUSINESS BANKING						Preliminary data
($ in millions)				Percent Change
	3Q 2025	2Q 2025	3Q 2024	3Q25 vs 2Q25	3Q25 vs 3Q24	YTD 2025	YTD 2024	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,849	$1,842	$1,928.4		(4.1)	$5,459	$5,712	(4.4)
Noninterest income	436	407	401	7.1	8.7	1,251	1,239	1.0
Total net revenue	2,285	2,249	2,329	1.6	(1.9)	6,710	6,951	(3.5)
Noninterest expense	1,604	1,578	1,664	1.6	(3.6)	4,734	4,902	(3.4)
Income before provision and taxes	681	671	665	1.5	2.4	1,976	2,049	(3.6)
Provision for credit losses	61	39	18	56.4	nm	162	102	58.8
Income before income taxes	620	632	647	(1.9)	(4.2)	1,814	1,947	(6.8)
Income taxes and taxable-equivalent adjustment	155	158	162	(1.9)	(4.3)	454	487	(6.8)
Net income	465	474	485	(1.9)	(4.1)	1,360	1,460	(6.8)
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—
Net income attributable to U.S. Bancorp	$465	$474	$485	(1.9)	(4.1)	$1,360	$1,460	(6.8)

Average Balance Sheet Data
Loans	$145,900	$149,475	$155,240	(2.4)	(6.0)	$149,731	$155,037	(3.4)
Other earning assets	2,331	4,875	2,738	(52.2)	(14.9)	2,997	2,300	30.3
Goodwill	4,326	4,326	4,326	—	—	4,326	4,326	—
Other intangible assets	4,223	4,277	4,405	(1.3)	(4.1)	4,288	4,611	(7.0)
Assets	158,749	164,989	168,871	(3.8)	(6.0)	163,382	168,917	(3.3)

Noninterest-bearing deposits	19,642	19,619	20,673.1		(5.0)	19,465	20,955	(7.1)
Interest-bearing deposits	202,321	200,751	199,327.8		1.5	200,658	199,319.7
Total deposits	221,963	220,370	220,000.7		.9	220,123	220,274	(.1)

Total U.S. Bancorp shareholders' equity	13,363	13,556	14,244	(1.4)	(6.2)	13,540	14,550	(6.9)

Consumer and Business Banking comprises consumer banking, small business banking and consumer lending. Products and services are delivered through banking offices, telephone servicing and sales, online services, direct mail, ATMs, mobile devices, distributed mortgage loan officers, and intermediary relationships including auto dealerships, mortgage banks, and strategic business partners.

Consumer and Business Banking generated $681 million of income before provision and taxes in the third quarter of 2025, compared with $665 million in the third quarter of 2024, and contributed $465 million of the Company’s net income in the third quarter of 2025. The provision for credit losses increased $43 million compared with the third quarter of 2024 primarily due to less favorable trends in housing prices and higher credit losses. Total net revenue was lower by $44 million (1.9 percent) in the third quarter of 2025 due to a decrease of $79 million (4.1 percent) in net interest income partially offset by an increase of $35 million (8.7 percent) in noninterest income. Net interest income decreased primarily due to loan sales in the second quarter of 2025. Noninterest income increased primarily due to higher deposit service charges and mortgage banking revenue, due to the change in fair value of mortgage servicing rights, net of hedging activities. Noninterest expense decreased $60 million (3.6 percent) primarily due to lower compensation and employee benefits expense and net occupancy and equipment expense.

PAYMENT SERVICES						Preliminary data
($ in millions)				Percent Change
	3Q 2025	2Q 2025	3Q 2024	3Q25 vs 2Q25	3Q25 vs 3Q24	YTD 2025	YTD 2024	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$781	$730	$727	7.0	7.4	$2,253	$2,102	7.2
Noninterest income	1,106	1,116	1,073	(.9)	3.1	3,257	3,144	3.6
Total net revenue	1,887	1,846	1,800	2.2	4.8	5,510	5,246	5.0
Noninterest expense	1,044	1,004	990	4.0	5.5	3,036	2,956	2.7
Income before provision and taxes	843	842	810.1		4.1	2,474	2,290	8.0
Provision for credit losses	408	384	404	6.3	1.0	1,109	1,151	(3.6)
Income before income taxes	435	458	406	(5.0)	7.1	1,365	1,139	19.8
Income taxes and taxable-equivalent adjustment	109	115	102	(5.2)	6.9	342	285	20.0
Net income	326	343	304	(5.0)	7.2	1,023	854	19.8
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—
Net income attributable to U.S. Bancorp	$326	$343	$304	(5.0)	7.2	$1,023	$854	19.8

Average Balance Sheet Data
Loans	$42,957	$42,224	$41,652	1.7	3.1	$42,267	$40,766	3.7
Other earning assets	5	5	8	—	(37.5)	22	92	(76.1)
Goodwill	3,482	3,425	3,370	1.7	3.3	3,433	3,343	2.7
Other intangible assets	260	258	266.8		(2.3)	256	282	(9.2)
Assets	48,424	47,835	47,195	1.2	2.6	47,700	46,704	2.1

Noninterest-bearing deposits	2,427	2,511	2,653	(3.3)	(8.5)	2,539	2,716	(6.5)
Interest-bearing deposits	95	95	95	—	—	95	96	(1.0)
Total deposits	2,522	2,606	2,748	(3.2)	(8.2)	2,634	2,812	(6.3)

Total U.S. Bancorp shareholders' equity	10,318	10,234	9,958.8		3.6	10,261	9,955	3.1

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate, government and purchasing card services and merchant processing.

Payment Services generated $843 million of income before provision and taxes in the third quarter of 2025, compared with $810 million in the third quarter of 2024, and contributed $326 million of the Company’s net income in the third quarter of 2025. The provision for credit losses was relatively stable, increasing $4 million (1.0 percent) compared with the third quarter of 2024. Total net revenue increased $87 million (4.8 percent) in the third quarter of 2025 due to higher net interest income of $54 million (7.4 percent) and higher noninterest income of $33 million (3.1 percent). Net interest income increased primarily due to higher average loan balances and lower funding costs. Noninterest income increased primarily due to increases in card revenue and merchant processing services due to favorable sales volume in both categories. Noninterest expense increased $54 million (5.5 percent) primarily due to higher marketing and business development expense and net shared services expense.

TREASURY AND CORPORATE SUPPORT						Preliminary data
($ in millions)				Percent Change
	3Q 2025	2Q 2025	3Q 2024	3Q25 vs 2Q25	3Q25 vs 3Q24	YTD 2025	YTD 2024	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	($202)	($275)	($378)	26.5	46.6	($622)	($1,260)	50.6
Noninterest income	280	203	79	37.9	nm	710	443	60.3
Total net revenue	78	(72)	(299)	nm	nm	88	(817)	nm
Noninterest expense	216	251	202	(13.9)	6.9	825	923	(10.6)
Income (loss) before provision and taxes	(138)	(323)	(501)	57.3	72.5	(737)	(1,740)	57.6
Provision for credit losses	(95)	(105)	41	9.5	nm	(52)	90	nm
Income (loss) before income taxes	(43)	(218)	(542)	80.3	92.1	(685)	(1,830)	62.6
Income taxes and taxable-equivalent adjustment	(98)	(135)	(281)	27.4	65.1	(414)	(699)	40.8
Net income	55	(83)	(261)	nm	nm	(271)	(1,131)	76.0
Net (income) loss attributable to noncontrolling interests	(7)	(6)	(8)	(16.7)	12.5	(20)	(23)	13.0
Net income (loss) attributable to U.S. Bancorp	$48	($89)	($269)	nm	nm	($291)	($1,154)	74.8

Average Balance Sheet Data
Loans	$5,853	$5,562	$5,280	5.2	10.9	$5,639	$5,190	8.7
Other earning assets	225,295	217,155	219,624	3.7	2.6	219,982	218,717.6
Goodwill	—	—	—	—	—	—	—	—
Other intangible assets	7	8	9	(12.5)	(22.2)	8	9	(11.1)
Assets	259,508	248,372	248,307	4.5	4.5	251,806	244,792	2.9

Noninterest-bearing deposits	2,492	2,578	3,238	(3.3)	(23.0)	2,598	2,600	(.1)
Interest-bearing deposits	11,728	12,689	11,216	(7.6)	4.6	12,001	11,146	7.7
Total deposits	14,220	15,267	14,454	(6.9)	(1.6)	14,599	13,746	6.2

Total U.S. Bancorp shareholders' equity	16,832	15,286	12,801	10.1	31.5	15,424	10,653	44.8

Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, interest rate risk management, income taxes not allocated to the business segments, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis.

Treasury and Corporate Support generated a $138 million loss before provision and taxes in the third quarter of 2025, compared with a $501 million loss before provision and taxes in the third quarter of 2024, and recorded net income of $48 million in the third quarter of 2025. The provision for credit losses decreased $136 million compared with the third quarter of 2024 primarily due to a favorable loan portfolio mix. Total net revenue increased $377 million in the third quarter of 2025 due to an increase of $176 million (46.6 percent) in net interest income and an increase of $201 million in noninterest income. Net interest income increased primarily due to lower funding costs and fixed asset repricing. The increase in noninterest income was primarily due to tax credit investment activity, capital markets revenue, and the impact of higher net securities losses in the third quarter of 2024. Noninterest expense increased $14 million (6.9 percent) compared with the third quarter of 2024 primarily due to lower compensation and employee benefits expense and marketing and business development expense, more than offset by higher other noninterest expense.

Income taxes are assessed to each business segment at a managerial tax rate of 25.0 percent with the residual tax expense or benefit to arrive at the consolidated effective tax rate included in Treasury and Corporate Support.